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Exhibit 10(oo)

CONSENT, AMENDMENT AND WAIVER TO LEASE AGREEMENT

        THIS CONSENT, AMENDMENT AND WAIVER TO LEASE AGREEMENT (this "Agreement"), dated as of December 11, 2002 (the "Effective Date"), between ST (TX) LP ("Landlord"), a Delaware limited partnership (successor in interest to ALP(TX) QRS 11-28, INC.), and SUPERIOR TELECOMMUNICATIONS INC., a Delaware corporation f/k/a Superior Teletec, Inc. and Superior TeleTec Transmission Products, Inc. ("Tenant").

W I T N E S S E T H

        WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated as of December 16, 1993, as amended by a First Amendment (the "First Amendment") to Lease Agreement, dated as of May 10, 1995, a Second Amendment (the "Second Amendment") to Lease Agreement, dated as of July 21, 1995, a Third Amendment (the "Third Amendment") to Lease Agreement, dated as of October 3, 1996, a Fourth Amendment (the "Fourth Amendment") to Lease Agreement, dated as of November 27, 1998, and a Fifth Amendment (the "Fifth Amendment") to Lease Agreement and Waiver, dated as of December 27, 2001 (collectively, as so amended, the "Lease").

        WHEREAS, the Lease is guaranteed by The Alpine Group, Inc., a Delaware corporation ("Guarantor") and Superior Telecom Inc., a Delaware corporation ("Parent"), pursuant to a Guaranty and Suretyship Agreement dated as of December 16, 1993, as amended (the "Guaranty");

        WHEREAS, the parties hereto are entering into this Agreement in connection with the (i) consummation by the Tenant and its affiliates of the 2002 Asset Sale and the New Receivables Securitization Facility (as such capitalized terms are hereinafter defined) and (ii) Tenant's request for an extension of the financial covenants compliance waiver implemented under the Fifth Amendment; and

        WHEREAS, in connection therewith, Landlord and Tenant have agreed to amend certain provisions in the Lease and waive Tenant's compliance with certain provisions thereunder, subject to the terms and conditions hereof.

        NOW, THEREFORE, intending to be legally bound and for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

        1.    Definitions.

          (a)  As used in this Agreement, the following terms have the following meanings:

            (i)    DNE Asset Sale shall mean the sale by Parent, to the Purchaser (or an affiliate thereof) as part of the 2002 Asset Sale, of all of the issued and outstanding shares of capital stock of DNE Systems.

            (ii)  DNE Systems shall mean DNE Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

            (iii)  Electrical Acquisition Sub shall mean (x) the directly or indirectly wholly-owned subsidiary of Guarantor formed for the purpose of acquiring the Electrical Business pursuant to the Electrical Sale or (y) any other entity which acquires the Electrical Business pursuant to the Electrical Sale.

            (iv)  Electrical Sale shall mean the sale by the Parent, Essex Group, Inc., a Michigan corporation and wholly-owned subsidiary of Tenant, and/or any of their respective subsidiaries (collectively, the "Electrical Sellers") to Electrical Acquisition Sub, as part of the 2002 Asset Sale, of substantially all of the assets and liabilities of the Electrical Sellers relating to their electrical wire business, which is principally engaged in the manufacture and sale of building and industrial wire products (such assets, collectively, the "Electrical Business").

            (v)  Israel Sale shall mean the sale by the Tenant (or an affiliate thereof), as part of the 2002 Asset Sale, of all of the issued and outstanding shares of capital stock of Texas SUT Inc., a Texas corporation, and Superior Cables Holding (1997) Ltd., an Israeli corporation.

            (vi)  New Receivables Securitization Facility shall mean accounts receivable facility in the original principal amount of $160,000,000 entered into by Tenant and certain of its subsidiaries, on the DNE hand, and General Electric Capital Corporation, on the other hand, as more particularly described in that certain commitment letter, dated September 13, 2002, between the Tenant and General Electric Capital Corporation.

            (vii) Purchaser shall mean, collectively, any direct or indirect subsidiaries of Guarantor formed for the purpose of consummating the 2002 Asset Sale.

            (viii)  2002 Asset Sale means, collectively, the Electrical Sale, the DNE Asset Sale and the Israel Sale.

          (b)  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Lease.

          (c)  Paragraph 2 of the Lease is hereby amended by adding the following new definitions to such paragraph in appropriate alphabetical order:

            "Amendment No. 9" shall mean Amendment Number Nine, dated as of September 13, 2002, to the Credit Agreement.

            "Applicable Covenants" shall mean, collectively, (w) Sections 8.08(a), 8.09, 8.10 and 8.11 of the Credit Agreement as amended and restated in Amendment No. 9 thereto, (x) any comparable provisions included in any Replacement Credit Agreement, (y) subject to Paragraph 33(a) of the Lease, any amendment, modification or waiver thereof and (z) in each case, the related defined terms used in the Credit Agreement or Replacement Credit Agreement, as the case may be.

            "Consolidated Net Worth" shall mean, at any date, with respect to any Person, the net worth of such Person and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied.

            "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of November 27, 1998, as previously amended, modified and supplemented through the Effective Date, among Tenant, Essex Group Inc., a Michigan corporation, each of the Guarantors party thereto (which Guarantors include Superior Telecom Inc.), the lending institutions from time to time party thereto (each a "Lender" and, collectively, the "Lenders"), Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent, Merrill Lynch & Co., as Documentation Agent, and Fleet National Bank, as Syndication Agent.

            "Landlord's Consideration" shall mean an amount equal to the product of (I) the aggregate Senior Lender Consideration payable in respect of any modification, amendment or waiver of any of the Applicable Covenants and (II) a fraction, the numerator of which is $5,000,000 and the denominator of which is the total maximum commitments or total outstanding loans (including all accrued and unpaid interest and fees and unpaid drawings under letters of credit), whichever is greater, under the Credit Agreement or Replacement Credit Agreement, as the case may be.

            "November Lease Modification" shall mean that certain Consent, Amendment and Waiver to Lease Agreement, dated as of November , 2002, between Landlord and Tenant, setting forth certain consents, amendments and waivers to this Lease as specified therein.

            "Merger and Sale Covenants" shall mean Merger and Sale Covenants as defined in Paragraph 33(b) hereof.

            "Replacement Credit Agreement" shall mean any credit or loan agreement or similar arrangement which refinances or takes out the indebtedness created under the Credit Agreement and such term includes each successive credit or loan agreement.

            "Senior Lender" shall mean, collectively, the Lenders and any lender or lenders (or other creditors) under the Credit Agreement or the Replacement Credit Agreement, as the case may be.

            "Senior Lender Consideration" shall mean any cash consideration paid by the Guarantors and/or Tenant or its subsidiaries to the Senior Lender as compensation in respect of any amendment to, modification of, or waiver of any of the Applicable Covenants, except that (i) any paydown or reduction of any Senior Lender's indebtedness or any amendment to or modification of the amortization provisions of any Senior Lender's indebtedness shall not be deemed a payment in respect of the modification, amendment or waiver of any of the Applicable Covenants, (ii) forgiveness of indebtedness by any such Senior Lender and/or the issuance of equity to any such Senior Lender in connection with such forgiveness shall not be deemed a payment in respect of the modification, amendment or waiver of any of the Applicable Covenants or (iii) for the avoidance of doubt, any new financing fees (including, without limitation, commitment fees and/or facility fees) payable in connection with entering into any Replacement Credit Agreement shall not be deemed a payment in respect of the modification, amendment or waiver of the Applicable Covenants.

            "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

            "Voting Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person having ordinary voting power to elect the board of directors (or other managers) of such Person including common stock, preferred stock, or any other equity security.

        2.    Waiver and Consent.    (a) Reference is hereby made to Exhibit A to the Fifth Amendment and Exhibit E to the Fourth Amendment (collectively, the "Covenants"). Landlord hereby agrees to waive (the "Waiver") the following Covenants in order to permit the consummation of the 2002 Asset Sale:

Document	Section	Covenant
Exhibit E of the Fourth Amendment;	Section 8.02	Consolidation, Merger, Sale or Purchase of Assets, etc.
Exhibit A of the Fifth Amendment	Section 8.02	Consolidation, Merger, Sale or Purchase of Assets, etc.

          (b)  Reference is hereby made to Exhibit A to the Fifth Amendment and Exhibit E to the Fourth Amendment. Landlord hereby agrees that the New Receivables Securitization Facility constitutes a "Receivables Financing Agreement" as such term is used in said Exhibits.

        3.    Exercise of Initial Extension and Related Amendment to Expiration Date.    (a) Notwithstanding anything in Paragraph 5(b) to the Lease to the contrary, Tenant hereby elects to extend the Term for an additional five (5) years and Landlord hereby acknowledges and agrees to such extension, and no further notice of such initial extension shall be required.

          (b)  In order to give effect to the extension of the Lease effected pursuant to Paragraph 3(a) of this Agreement, Paragraph 5(a) and 5(b) of the Lease are hereby amended as follows:

    (I)
    The following sentence shall be added to the end of Paragraph 5(a): "Notwithstanding anything in the immediately preceding sentence to the contrary, pursuant to Paragraph 3(a) of the November Lease Modification the "Expiration Date" shall be deemed to be December 31, 2018"; and

    (II)
    The first sentence of Paragraph 5(b) is hereby amended by deleting the text thereof in its entirety and replacing it with the following: "Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provisions hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date), the Term shall be deemed to have been automatically extended for an additional period of five (5) year, unless Tenant shall notify Landlord in writing in recordable form at least two (2) years prior to the next Renewal Date that Tenant is terminating the Lease as of the next Renewal Date."

        4.    Further Amendments.    (a) Paragraph 6 of the Lease is hereby amended by adding the following after "(each such day being a "Basic Rent Payment Date")" and before the "." in the first sentence thereof:

            "; for the avoidance of doubt, the adjustments (if any) to the Basic Rent pursuant to Paragraph 3 of Exhibit "D" hereto shall be made as therein provided throughout the entire Term (including any extension thereof)"

          (b)  Paragraph 33 of the Lease is hereby amended by deleting the text thereof in its entirety (including, without limitation, (i) any Exhibit "E" referenced or incorporated therein and (ii) Exhibit "A" to the Fifth Amendment) and replacing it with the following:

            "33.    Financial, Merger and Sale of Covenants. (a) (i) Tenant hereby covenants and agrees that it shall, and shall cause Parent and their respective subsidiaries to comply with the Applicable Covenants. Notwithstanding anything herein to the contrary, no amendment, modification to, or waiver of, the Applicable Covenants shall be effective and binding upon Landlord unless (A) no Senior Lender Consideration is paid as a condition precedent to any such amendment, modification to, or waiver of, the Applicable Covenants, or, if any such Senior Lender Consideration is so paid, Landlord is paid the Landlord Consideration at the same time the Senior Lender Consideration is so paid and (B) any such amendment, modification to, or waiver of, the Applicable Covenants becomes effective no later than the earlier to occur of (x) ninety (90) days following the first to occur of the date on which (1) the Tenant notified the Senior Lender, or (2) the Senior Lender obtained actual knowledge, of any default in complying with the Applicable Covenants, which default gives rise to the necessity of an amendment, modification to, or waiver of, any of the Applicable Covenants and (y) the date on which the Senior Lender declares the obligations of the Tenant or Parent under the Credit Agreement or Replacement Credit Agreement, as the case may be, to be immediately due and payable as a result of such default in complying with any of the Applicable Covenants.

              (ii)  If at any time the Applicable Provisions are no longer included in the Credit Agreement or Replacement Credit Agreement (the "Absence of Senior Lender Covenants Event"), as the case may be, then notwithstanding the foregoing, Tenant shall, and shall cause Parent and each of their respective subsidiaries to, comply with the most recent Applicable Provisions which were included in the Credit Agreement or Replacement Credit Agreement (the "Last Effective Applicable Provisions"), as the case may be, in the same manner and to the same effect as if the Last Effective Applicable Provisions were set forth herein. For the avoidance of doubt, it is the intention of Tenant and Landlord that if the circumstances described in the immediately preceding sentence become applicable, the Last Effective Applicable Provisions shall be deemed to be incorporated mutatis mutandis in this Paragraph 33.

              (iii)  Concurrently with the delivery to any Senior Lender of calculations and related certifications (collectively, "Compliance Certificates") required under the terms of the Credit Agreement or Senior Credit Agreement, as the case may be, to establish whether Tenant and its subsidiaries were in compliance with the Applicable Provisions, Tenant shall deliver to Landlord Compliance Certificates in substantially the same form as Tenant delivered to any such Senior Lender which shall be executed by Tenant and Parent; provided, however, if the Absence of Senior Lender Covenants Event has occurred, Tenant and Parent shall continue to deliver Compliance Certificates with respect to the Last Effective Applicable Provisions at the same times as such Compliance Certificates were being delivered to the last applicable Senior Lender.

              (iv)  Any amendment, modification to, or waiver of, the Lease effected in accordance with this Paragraph 33(a) shall be deemed to comply with the provisions of Paragraph 36(f) of the Lease relating to, among other things, modifications, amendments or waivers to this Lease being in writing.

            (b)  Tenant hereby covenants and agrees that it shall and shall cause Parent and their respective subsidiaries to comply with the following covenants (collectively referred to as the "Merger and Sale of Assets Covenants"):

              (i)    The Tenant shall not consolidate with or merge into any other Person unless, immediately following such consolidation or merger and after giving effect thereto, the surviving corporation shall have, on a proforma basis, a Consolidated Net Worth of not less than the Tenant's Consolidated Net Worth immediately preceding such consolidation or merger without the prior written consent of Landlord.

              (ii)  The Tenant shall not, in a single transaction or series of related transactions, sell or convey assets in excess of Fifty Million Dollars ($50,000,000) to any Person (other than one or more of its Subsidiaries) without the prior written consent of Landlord, except for (x) sales or inventory in the ordinary course of business, (y) sales of accounts receivable pursuant to the New Receivables Securitization Facility (as such term is defined in the November Lease Modification (or any replacement or refinancing thereof) or (z) the sale or exchange of specific items of machinery or equipment, so long as the proceeds of such sale or exchange is used (or contractually committed to be used) to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of machinery of equipment."

          (c)  Paragraph 35(a) of the Lease is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

            (a)  Landlord does hereby give and grant to Tenant the option to purchase the Leased Premises (i) for a purchase price equal to the Offer Amount and (ii) on any date (the "Option

    Purchase Date") between the fifteenth (15th) and sixteenth (16th) anniversaries of the date hereof which is mutually agreeable to Landlord and Tenant, but in any event not sooner than thirty (30) days after the Fair Market Value Date. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect not later than six (6) months prior to the fifteenth (15th) anniversary of the date hereof. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value.

          (d)  The Lease is hereby amended by adding the following new Paragraph 37:

            "37. Damages and Fair Market Value Computations. Notwithstanding anything in this Lease to the contrary (including, without limitation, the definition of the term "Fair Market Value"), Landlord and Tenant hereby agree that in connection with any determination of Fair Market Value or computation of damages required hereunder, whether at law or equity, no effect shall be given to the extension of the Expiration Date effected pursuant to Paragraph 3 of the November Lease Modification except (i) in the case where an Event of Default under Paragraph 22(a)(i) hereof shall occur and (ii) for purposes of determining fair market value if Tenant exercises its option to purchase the Leased Premises pursuant to Paragraph 35 hereof."

        5.    Current Applicable Covenants.    Tenant represents to Landlord that attached as Exhibit A hereto is the true and complete copy of Amendment No. 9 which includes the Applicable Covenants as in effect on the Effective Date.

        6.    Representation.    Tenant represents to Landlord that its leasehold interest in the Premises is free and clear of any mortgage, lien, security interest or encumbrance of any kind.

        7.    Fee.    In consideration of Landlord's execution of this Agreement, Tenant shall simultaneously herewith pay Landlord a fee of $50,000, plus the reasonable fees and expenses of Landlord's outside counsel in connection herewith upon presentation of a statement therefor, and the payment of such fees and expenses shall be in full and complete satisfaction of all Landlord's fees and expenses in connection herewith.

        8.    Conflicts.    If and to the extent that any of the provisions of this Agreement conflict with or are otherwise inconsistent with any of the provisions of the Lease, whether or not such inconsistency is expressly noted in this Agreement, the provisions of this Agreement shall prevail.

        9.    Successors and Assigns.    The Lease as amended by this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns.

        10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        11.    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ST (TX) LP, a Delaware Limited Partnership
By:	ST (TX) GR QRS 11-63, Inc., General Partner
By:	/s/ DONNA M. NEILEY Name: Donna M. Neiley Title: Senior Vice President
SUPERIOR TELECOMMUNICATIONS INC., A Delaware corporation
By:	/s/ DAVID S. ALDRIDGE Name: David S. Aldridge Title: Chief Financial Officer

CONSENT OF GUARANTOR AND PARENT

        THE ALPINE GROUP, INC., a Delaware corporation (the "Guarantor") and SUPERIOR TELECOM INC., a Delaware corporation (the "Parent"), hereby (i) consent to the within Consent, Amendment and Waiver to Lease Agreement and (ii) agrees that for purposes of the Guaranty and Suretyship Agreement, dated as of December 16, 1993, as amended (the "Guaranty"), pursuant to which the Guarantor and Parent guaranteed the obligations of the Tenant (as defined in the Guaranty), the term "Lease" shall mean the Lease as referred to in and as amended by the within Consent, Amendment and Waiver to Lease Agreement.

        SUPERIOR TELECOM INC. hereby agrees to be bound by the provisions of Paragraph 33 of the Lease.

THE ALPINE GROUP, INC.
By:	/s/ DAVID S. ALDRIDGE Name: David S. Aldridge Title: Chief Financial Officer
SUPERIOR TELECOM INC.
By:	/s/ DAVID S. ALDRIDGE Name: David S. Aldridge Title: Chief Financial Officer

CONSENT OF LENDER

        BNY MIDWEST TRUST COMPANY, TRUSTEE FOR P&M COMMERCIAL SECURITIES, INC.'S COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2002-1, hereby consents to the attached Consent, Amendment and Waiver of Lease Agreement.

By:	Midland Loan Services, Inc., A Delaware corporation, Its Attorney-in-Fact
	By:	/s/ C.J. SIPPLE Name: C.J. Sipple Title: Executive Vice President and Its Servicing Officer
	Date:	January 09, 2003

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  Exhibit 10(oo)
CONSENT, AMENDMENT AND WAIVER TO LEASE AGREEMENT